Exhibit 10.43
HEALTH FITNESS CORPORATION
CASH INCENTIVE PLAN
ARTICLE 1.
PURPOSE
     1.1 Performance Bonuses. The purpose of the Health Fitness Corporation Cash Incentive Plan (the “Plan”) is to provide incentives and rewards to certain key employees of Health Fitness Corporation (“Company”) in the form of incentive bonuses based on the achievement of certain performance objectives, as well as individual performance.
ARTICLE 2.
ADMINISTRATION
     2.1 Administration and Delegation of Authority. The Plan shall be administered by the Board or by a Committee of the Board consisting of two or more directors who shall be appointed by and serve at the pleasure of the Board; provided, that if the Board delegates administration to a Committee, such Committee shall have no authority for matters under this Plan relating to or affecting non-employee directors, and the Committee further shall have no authority for matters under this Plan relating to or affecting the executive officers of the Company designated from time to time by the Board as Section 16 officers under the Securities Exchange Act of 1934, as amended (the “Section 16 Officers”) except the authority to make recommendations to the Board. The Board further may subject such delegation to such additional restrictions on authority as it may deem necessary and appropriate and thereafter shall continue to have the power to take action with respect to all matters pertaining to this Plan with or without recommendation of the Committee. No member of the Board of Directors or such Committee shall participate in any decisions concerning the payments to be made to him or her, or other matters relating to his or her benefits hereunder. All actions of the Board (upon recommendation of the Committee in the case of Section 16 Officers) or by the Committee (in the case of other Participants) shall be determined by a majority of its members at a meeting at which a quorum is present, or by a majority of all members in writing signed by all members, whether or not voting in favor of such determination. A majority of all of the members shall constitute a quorum.
     2.2 Powers. Except as otherwise provided herein, the Board (upon recommendation of the Committee in the case of Section 16 Officers) or the Committee (in the case of other Participants) shall have full power and authority to administer and interpret the Plan, to make and amend rules, regulations and guidelines for administering the Plan, to prescribe the form and conditions of the respective agreements evidencing each Award (which may vary from Participant to Participant), and to make all other determinations necessary or advisable for the administration of the Plan. The interpretation of the Plan by the Board (upon recommendation of the Committee in the case of Section 16 Officers) or by the Committee (in the case of other

Participants), and all actions taken and determinations made by the Board or by the Committee, as appropriate pursuant to the power vested in each of them hereunder, shall be conclusive and binding on all parties concerned.
ARTICLE 3.
PARTICIPATION
     3.1 Selection of Participants and Plan Entry. The Board (upon recommendation of the Committee in the case of Section 16 Officers) or the Committee (in the case of other Participants) shall, from time to time, designate those key employees who are eligible to participate in the Plan, shall periodically review its selection of participants, shall make any changes as it deems appropriate in its sole discretion, and may in its sole discretion, designate certain key employees as being ineligible to participate in the Plan; provided, however, that the discontinuation of a key employee’s eligibility shall not alter, impair or reduce the value of any incentive bonus earned by such key employee without his or her consent. Any key employee selected to participate in the Plan shall continue to participate each performance period until otherwise determined by the Board (upon recommendation of the Committee in the case of Section 16 Officers) or by the Committee (in the case of other Participants). Hereafter, a key employee selected to participate in the Plan shall be referred to as a “Participant.”
ARTICLE 4.
BONUS PAYMENTS
     4.1 Determination of Incentive Bonus.
          4.1.1 Determination of Performance Goals and Bonus. The Board (upon recommendation of the Committee in the case of Section 16 Officers) or the Committee (in the case of other Participants) shall determine each performance period and the performance objectives and incentive bonus for each Participant for such period. The Board (upon recommendation of the Committee in the case of Section 16 Officers) or the Committee (in the case of other Participants) shall set forth such performance objectives and incentive bonus in writing. The level of bonus shall vary depending upon the level of the performance objectives achieved. At each level, the amount of incentive bonus payable to the Participant shall be either a specified dollar amount or a percentage of the Participant’s base salary, as determined by the Board (upon recommendation of the Committee in the case of Section 16 Officers) or the Committee (in the case of other Participants); provided, however, that if a certain minimum percentage of the performance objectives is not achieved, no incentive bonus will be paid to the Participant. The performance objectives and maximum incentive bonus shall be communicated to the Participant as soon as administratively practicable after the beginning of the performance period. The incentive bonus for a Participant may vary from performance period to performance period, and incentive bonus awards may vary from Participant to Participant.
          4.1.2 Determination of Payout. After the completion of the performance period, the Board (upon recommendation of the Committee in the case of Section 16 Officers) or by the Committee (in the case of other Participants) will determine and certify in writing the degree to which the performance objectives have been achieved. The Board (upon recommendation of the Committee in the case of Section 16 Officers) or the Committee (in the case of other Participants) may, in its discretion, decrease, but not increase, the Participant’s maximum incentive bonus. If the Participant terminates employment with the Company prior to the last day of the performance period for a reason other than death or disability (as defined in Code Section 22(e)), the Participant shall not earn the incentive bonus for that performance period. If the Participant terminates employment with the Company prior to the last day of the performance period due to death or disability, the Participant shall be entitled to a prorated incentive bonus based on the portion of the bonus earned as determined by the Board (upon recommendation of the Committee in the case of Section 16 Officers) or the Committee (in the case of other Participants).
     4.2 Performance Objectives. The performance objectives shall be limited to any one, or a combination of, (i) revenue, (ii) net income, (iii) stockholders’ equity, (iv) earnings per share, (v) return on equity, (vi) return on assets, (vii) total shareholder return, (viii) net operating income, (ix) cost controls, (x) cash flow, (xi) increase in revenue, (xii) increase in share price or earnings, (xiii) return on investment, (xiv) department or business unit performance goals, (xv) increase in market share, (xvi) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (xvii) increase in EBITDA, (xviii) gross margin, or (xix) increase in gross margin, in all cases including, minimum threshold, target and maximum levels as may be determined by the Board (upon recommendation of the Committee in the case of Section 16 Officers) or by the Committee (in the case of other Participants).
     4.3 Payment. The incentive bonus shall be paid to the Participant (or, in the event of the Participant’s death to the Participant’s estate) in cash, in a single lump-sum payment, as soon as administratively practicable after the date the Company certifies the achievement of the performance objectives specified for the performance period, but not later than the 15th day of the third month following the end of the fiscal year during which the incentive bonus was earned.
     4.4 Merger, Reorganization, Etc. Notwithstanding anything in the Plan to the contrary, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets and the consequent discontinuance of its business or through a merger, consolidation, exchange, reorganization, reclassification, extraordinary dividend, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise (collectively referred to as a “transaction”), the Board only may, in its discretion, modify the performance period, any of the performance objectives for such period or provide for payment of all or a portion of the incentive bonus.
ARTICLE 5.
MISCELLANEOUS PROVISIONS
     5.1 Nontransferability. No Participant (or the estate or heirs at law of any Participant) shall have any right to assign, encumber or otherwise anticipate the right to receive payment hereunder, and the value of the Participant’s incentive bonus awards under the Plan shall not be subject to garnishment, attachment or any other legal process by the creditors of any Participant (or the estate or heirs at law of any Participant) hereunder.

     5.2 Liability of Company. The Company shall have no liability in connection with the Plan except to pay any incentive bonus awards in accordance with the terms of the Plan. The Company has made no representations to any Participant with respect to the tax implications of any transactions contemplated by the Plan. Each Participant shall obtain his or her own counsel to advise the Participant with respect to the tax effect of the Plan.
     5.3 Binding Effect. The Plan shall be binding upon the Participants and the Company and their heirs, executors and assigns. The Company shall not be a party to any merger, consolidation or reorganization unless and until its obligations under the Plan shall be expressly assumed by its successor or successors.
     5.4 Payment in Case of Incompetency. If, in the judgment of the Board (upon recommendation of the Committee in the case of Section 16 Officers) or by the Committee (in the case of other Participants), based upon facts and information readily available to it, any person entitled to receive a payment hereunder is incapable for any reason of personally receiving and giving a valid receipt for the payment of a benefit, the Company may cause such payment or any part thereof to be made to the duly appointed guardian or legal representative of such person, or to any person or institution contributing to or providing for the care and maintenance of such person, provided that no prior claim for said payment has been made by a duly appointed guardian or legal representative of such person. The Company shall not be required to see to the proper application of any such payment made in accordance with the provisions hereof, and any such payment shall constitute payment for the account of such person and a full discharge of any liability or obligation of the Company.
     5.5 Withholding. The Company shall have the right to deduct from all amounts payable hereunder any state or federal taxes required by law to be withheld with respect to such awards. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.
     5.6 Right to Terminate Employment. No employee or other person shall have any claim or right to receive incentive bonus awards under or otherwise participate in the Plan. Except as otherwise provided in an employment agreement between the Participant and the Company, neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employment of the Company, interfere with the right of the Company to discharge any employee at any time, give the Company the right to require an employee to remain in its employ, or interfere with the employee’s right to terminate employment at any time.
     5.7 Compliance with Applicable Laws. The Company and Participants intend that the Plan comply with any applicable provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, and with any applicable provisions of the Securities Exchange Act of 1934, as amended. If, at a later date, these provisions are construed in such a way as to make the Plan null and void, the Plan shall be given effect in a manner that shall best carry this intention.
     5.8 Notices. Any notice, election or form to be delivered pursuant to the Plan shall be given in writing and delivered, personally or by first-class mail, postage prepaid, to the Company, the Participant or any other person, as the case may be, at their last known address.
     5.9 Headings. Headings or titles at the beginning of articles and sections are for convenience of reference, shall not be considered a part of the Plan, and shall not influence its construction.
     5.10 Amendment and Termination. The Board of Directors, and only the Board of Directors, may alter, amend or terminate the Plan at any time; provided, however, that no amendment to the Plan may alter, impair or reduce the value of a Participant’s incentive bonus awards to the extent earned prior to the effective date of such amendment, without the written consent of such Participant.
     5.11 Governing Law. The provisions of the Plan shall be construed and enforced according to the laws of the State of Minnesota to the extent that such laws are not preempted by any applicable federal law.
     The Company has caused this Plan to be executed by its duly authorized officer effective as of March 27, 2007.

HEALTH FITNESS CORPORATION
By:	/s/ Gregg O. Lehman
Its	President and Chief Executive Officer

5